Momentive Performance Materials Inc.	NEWS RELEASE
260 Hudson River Road Waterford, NY 12188

Exhibit 99.l

FOR IMMEDIATE RELEASE
Momentive Performance Materials Inc. Announces First Quarter 2013 Results

WATERFORD, N.Y., (May 14, 2013) – Momentive Performance Materials Inc. (“Momentive Performance Materials” or the “Company”) today announced results for the first quarter ended March 31, 2013. Results for the first quarter of 2013 include:

•	Net sales of $570 million compared to $593 million in the prior year period.

•
Operating income of $17 million versus operating loss of $(5) million in the prior year period. First quarter 2013 operating income improved versus first quarter 2012 due to improved gross margins, a $2 million decrease in selling, general and administrative expenses, and a $5 million decrease in restructuring and other costs.

•	Net loss of $(61) million compared to a net loss of $(65) million in the prior year period, which reflected the improved operating income partially offset by a $16 million increase in interest costs.

•	Segment EBITDA of $68 million compared to $48 million in the prior year period. Segment EBITDA is a non-GAAP financial measure and is defined and reconciled to net loss later in this release.

“While sales declined slightly in first quarter 2013 compared to the prior year period, segment EBITDA increased significantly reflecting primarily the benefit of our ongoing cost control initiatives,” said Craig O. Morrison, Chairman, President and CEO. “Our Segment EBITDA margins also improved as we continue to take the necessary actions to optimize the business for the slower-growth environment we are currently experiencing globally. Although the quartz business continued to reflect poor semiconductor demand, our silicone volumes increased slightly in the first quarter of 2013 versus the first quarter of 2012.”

“We remain focused on controlling the actions that we can directly control to partially offset the softer demand we are experiencing in parts of our portfolio. Through March 31, 2013, we have realized approximately $63 million in cost savings on a run-rate basis as a result of the Shared Services Agreement with MSC since the program began in late 2010. We also anticipate fully realizing $22 million of total pro forma savings that are remaining from the Shared Services Agreement and the incremental restructuring actions that we announced in July 2012 over the next nine to 18 months.”

Business Results

Following are net sales and Segment EBITDA by business for the first quarter ended March 31, 2013 and 2012. Segment EBITDA is defined as EBITDA adjusted for certain non-cash and certain other income and expenses. Segment EBITDA is an important measure used by the Company's senior management and board of directors to evaluate operating results and allocate capital resources among businesses. Other primarily represents certain general and administrative expenses that are not allocated to the businesses. (Note: Segment EBITDA is defined and reconciled to net loss later in this release).

Net Sales (1):

(In millions)	Three Months Ended March 31
	2013	2012
Silicones	$528	$536
Quartz	42	57
Total	$570	$593

(1)	Interbusiness sales are not significant and, as such, are eliminated within the selling business.

Segment EBITDA

(In millions)	Three Months Ended March 31
	2013	2012
Silicones	$75	$50
Quartz	5	9
Other	(12)	(11)
Total	$68	$48

Reconciliation of Segment EBITDA to Net Loss (Unaudited)
(In millions)

	Three Months Ended March 31
	2013	2012
Segment EBITDA:
Silicones	$75	$50
Quartz	5	9
Other	(12)	(11)
Total	68	48

Reconciliation:
Items not included in Segment EBITDA:
Non-cash charges	(1)	5
Restructuring and other costs	(4)	(10)
Total adjustments	(5)	(5)
Interest expense, net	(78)	(62)
Income tax (expense) benefit	(2)	—
Depreciation and amortization	(44)	(46)
Net loss	$(61)	$(65)

Refinancing Activities

In April 2013, the Company entered into two new secured revolving credit facilities: a $270 million asset-based revolving loan facility, which is subject to a borrowing base (the “ABL Facility”), and a $75 million revolving credit facility, which supplements the ABL Facility and is available subject to a certain utilization test based on borrowing availability under the ABL Facility (the “Cash Flow Facility”). The ABL Facility and Cash Flow Facility (collectively, the “April Refinancing”) replaced our prior senior secured credit facility (the “Old Credit Facility”).

Liquidity and Capital Resources

At March 31, 2013, the Company had approximately $3.2 billion of long-term debt compared to $3.1 billion of long-term debt at December 31, 2012. In addition, at March 31, 2013, the Company had $301 million in liquidity, including $116 million of unrestricted and cash equivalents and $185 million of borrowings available under the Old Credit Facility.

At March 31, 2013, the Company was in compliance with all covenants under the credit agreement governing the Old Credit Facility, including the senior secured debt to Adjusted EBITDA ratio maintenance covenant. Based on the Company’s current assessment of its operating plan and the general economic outlook, the Company believes that its cash flow from operations and available cash and cash equivalents, including available borrowings under its new secured revolving credit facilities, will be adequate to meet its liquidity needs for at least the next twelve months.

Outlook

“We continue to balance our growth initiatives, such as our recent international site investments, with our cost reduction programs,” Morrison said. ‘Looking ahead, we remain cautiously optimistic that our silicones business will continue to gradually recover throughout 2013 compared to 2012 levels. Our quartz customer sentiment also seems to be improving slightly.”

“Finally, we continue to benefit from our long-dated maturity profile following several refinancing transactions over the past year. As of March 31, 2013 and on a pro forma basis for the April Refinancing, we had no material debt maturities prior to 2016. We believe we remain well positioned for the eventual market recovery.”

Earnings Call

Momentive Performance Materials will host a teleconference to discuss first quarter 2013 results on Tuesday, May 14, 2013, at 10 a.m. Eastern Time.

Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: 877-474-9504
International Participants: 857-244-7557
Participant Passcode: 91247121

Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company’s website: www.momentive.com.

A replay of the call will be available for three weeks beginning at 1 p.m. Eastern Time on May 14, 2013. The playback can be accessed by dialing 888-286-8010 (U.S.) and +1-617-801-6888 (International). The passcode is 10070156. A replay also will be available through the Investor Relations Section of the Company’s website.

Covenants under our Secured Credit Facilities and the Notes
The instruments that govern the Company’s indebtedness contain, among other provisions, restrictive covenants (and incurrence tests in certain cases) regarding indebtedness, dividends and distributions, mergers and acquisitions, asset sales, affiliate transactions, capital expenditures and the maintenance of certain financial ratios (depending on certain conditions). Payment of borrowings under the Company’s secured revolving credit facility and notes may be accelerated if there is an event of default as determined under the governing debt instrument. Events of default under the credit agreements governing the secured revolving credit facilities include the failure to pay principal and interest when due, a material breach of a representation or warranty, most covenant defaults, events of bankruptcy and a change of control. Events of default under the indentures governing the notes include the failure to pay principal and interest, a failure to comply with covenants, subject to a 30-day grace period in certain instances, and certain events of bankruptcy.

The financial maintenance covenant in the credit agreement governing the ABL Facility provides that if the Company’s availability under the ABL Facility at any time is less than the greater of (a) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time and (b) $27 million, the Company is required to have a fixed charge coverage ratio (measured on a last twelve months, or LTM, basis) of at least 1.0 to 1.0 as of the last day of the applicable fiscal quarter. The fixed charge coverage ratio under the credit agreement governing the ABL Facility is generally defined as the ratio (a) of Adjusted EBITDA minus non-financed capital expenditures and cash taxes to (b) debt service plus cash interest expense plus certain restricted payments, each measured on a LTM basis. The Company does not currently meet such minimum ratio, and therefore the Company does not expect to allow availability under the ABL Facility to fall below such levels.

The financial maintenance covenant in the credit agreement governing the Cash Flow Facility provides that beginning in the third quarter of 2014, the first full quarter following the one year anniversary of our entry into the Cash Flow Facility, at any time that loans are outstanding under the facility, the Company will be required to maintain a specified net first-lien indebtedness to Adjusted EBITDA ratio, referred to as the “Senior Secured Leverage Ratio”. Specifically, the ratio of the Company’s “Total Senior Secured Net Debt” (as defined in the credit agreement) to trailing twelve-month Adjusted EBITDA (as adjusted per the credit agreement) may not exceed 5.25 to 1 as of the last day of the applicable fiscal quarter (beginning with the last day of the third quarter of 2014). If the Cash Flow Facility had been in effect as of March 31, 2013, although the Company would not have been required to meet such ratio requirement, as of March 31, 2013, the Company would have had a Senior Secured Leverage Ratio of 4.68 to 1 under the Cash Flow Facility. As of March 31, 2013, the Company was in compliance with the Senior Secured Leverage Ratio covenant under the Old Credit Facility, which was replaced in April 2013.

In addition to the financial maintenance covenants described above, the Company is also subject to certain incurrence tests under the credit agreements governing the secured revolving credit facilities and the indentures governing the notes that restrict the Company’s ability to take certain actions if the Company is unable to meet specified ratios. For instance, the indentures governing the notes contain an incurrence test that restricts the Company’s ability to incur indebtedness or make investments, among other actions, if the Company does not maintain an Adjusted EBITDA to Fixed Charges ratio (measured on a LTM basis) of at least 2.00 to 1.00. The Adjusted EBITDA to Fixed Charges ratio under the indentures is generally defined as the ratio of (a) Adjusted EBITDA to (b) net interest expense excluding the amortization or write-off of deferred financing costs, each measured on a LTM basis. As of March 31, 2013, the Company was not able to satisfy this test. The restrictions on the Company’s ability to incur indebtedness or make investments under the indentures that apply as a result, however, are subject to exceptions, including exceptions that permit indebtedness under the secured revolving credit facilities. Based on its forecast, the Company believes that its cash flow from operations and available cash and cash equivalents, including available borrowing capacity under the secured revolving credit facilities, will be sufficient to fund operations and pay liabilities as they come due in the normal course of business for at least the next 12 months.

On March 31, 2013, the Company was in compliance with all covenants under the credit agreement governing the Old Credit Facility and all covenants under the indentures governing the notes.

Reconciliation of Financial Measures that Supplement U.S. GAAP

Adjusted EBITDA is defined as EBITDA adjusted for certain non-cash and certain non-recurring items and other adjustments calculated on a pro-forma basis, including the expected future cost savings from business optimization or other programs and the expected future impact of acquisitions, in each case as determined under the governing debt instrument. As the Company is highly leveraged, the Company believes that including the supplemental adjustments that are made to calculate Adjusted EBITDA provides additional information to investors about the Company’s ability to comply with its financial covenants and to obtain additional debt in the future. Adjusted EBITDA is not a defined term under GAAP. Adjusted EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net income (loss) determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not take into account certain items such as interest and principal payments on the Company’s indebtedness, depreciation and amortization expense (because the Company uses capital assets, depreciation and amortization expense is a necessary element of the Company’s costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of the Company’s operations, it is a necessary element of the Company’s costs and ability to operate), non-recurring expenses and capital expenditures. Fixed Charges under the indentures should not be considered as an alternative to interest expense.

The following table reconciles net loss attributable to Momentive Performance Materials Inc. to EBITDA and Adjusted EBITDA (as calculated under the Old Credit Facility and as substantially calculated under the indentures) for the period presented:

		Last twelve months ended
(Dollars in millions)		March 31, 2013

Net loss		$(361)
Loss on extinguishment and exchange of debt		57
Interest expense, net		293
Income taxes		10
Depreciation and amortization		185
EBITDA		184
Restructuring and other costs	(a)	38
Non cash and purchase accounting effects	(b)	10
Management fee and other	(c)	6
Pro forma savings from Shared Services Agreement	(d)	5
Pro forma savings from other initiatives	(e)	17
Exclusion of Unrestricted Subsidiary results	(f)	(19)
Adjusted EBITDA		$241

Key calculations under the Credit Agreement
Total Senior Secured Net Debt		$1,128
Senior Secured Leverage Ratio for the twelve-month period ended March 31, 2013	(g)	4.68

(a)	Relates primarily to restructuring and other costs.

(b)
Non-cash items include the effects of (i) stock-based compensation expense, (ii) non-cash mark-to-market revaluation of foreign currency forward contracts and unrealized gains or losses on revaluations of the U.S. dollar denominated debt of our foreign subsidiaries and the Euro denominated debt of our U.S. subsidiary, (iii) unrealized natural gas derivative gains or losses, and (iv) impairment or disposals. For the twelve-month period ended March 31, 2013, non-cash items include: (i) unrealized foreign currency exchange loss of $7 million, (ii) asset disposal charges of $3 million, (iii) stock-based compensation expense of $1 million and (iv) pension curtailment gains of $1 million.

(c)	Management Fees and Other include management and other fees to Apollo and affiliates and business optimization expenses.

(d)	Represents estimated cost savings, on a pro-forma basis, from the Shared Services Agreement with MSC.

(e)
Represents estimated cost savings, on a pro forma basis, from initiatives not related to the Shared Services Agreement implemented or being implemented by management, including headcount reductions and indirect cost savings.

(f)	Reflects the exclusion of the EBITDA of our subsidiaries that are designated as Unrestricted Subsidiaries under our debt documents.

(g)	The Senior Secured Leverage Ratio measures the ratio of Senior Secured Net Debt to Adjusted EBITDA.

Forward-Looking and Cautionary Statements
Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our most recent Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, continued weak global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, changes in governmental regulations and related compliance and litigation costs, difficulties with the realization of cost savings in connection with our strategic initiatives, including transactions with our affiliate, Momentive Specialty Chemicals Inc., pricing actions by our competitors that could affect our operating margins, the impact of our substantial indebtedness, our failure to comply with the financial maintenance covenants under our secured revolving credit facilities or other covenants under such facilities or other debt instruments, and the other factors listed in the Risk Factors section of our most recent Annual Report on Form 10-K and in our other SEC filings, including our quarterly reports on Form 10-Q. For a more detailed discussion of these and other risk factors, see the Risk Factors section in our most recent Annual Report on Form 10-K and our other filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

About the Company
Momentive Performance Materials Inc. is a global leader in silicones and advanced materials, with a 70-year heritage of being first to market with performance applications for major industries that support and improve everyday life. The Company delivers science-based solutions, by linking custom technology platforms to opportunities for customers. Momentive Performance Materials Inc. is an indirect wholly-owned subsidiary of Momentive Performance Materials Holdings LLC.
About Momentive
Momentive Performance Materials Holdings LLC (“Momentive”) is the ultimate parent company of Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. Momentive is a global leader in specialty chemicals and materials, with a broad range of advanced specialty products that help industrial and consumer companies support and improve everyday life. Its technology portfolio delivers tailored solutions to meet the diverse needs of its customers around the world. Momentive was formed in October 2010 through the combination of entities that indirectly owned Momentive Performance Materials Inc. and Hexion Specialty Chemicals, Inc. The capital structures and legal entity structures of both Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.), and their respective subsidiaries and direct parent companies, remain separate. Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. file separate financial and other reports with the Securities and Exchange Commission. Momentive is controlled by investment funds affiliated with Apollo Global Management, LLC. Additional information about Momentive and its products is available at www.momentive.com.

Contacts

Investors and Media:
John Kompa
614-225-2223
john.kompa@momentive.com

(See Attached Financial Statements)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Dollar amounts in millions) (Unaudited)

	Three-month period ended
	March 31, 2013	March 31, 2012
Net sales	$570	$593
Costs and expenses:
Cost of sales, excluding depreciation	390	425
Selling, general and administrative expenses	98	100
Depreciation and amortization expenses	44	46
Research and development expenses	17	18
Restructuring and other costs	4	9
Operating income (loss)	17	(5)
Other income (expense):
Interest expense, net	(78)	(62)
Other income, net	—	3
Loss before income taxes and earnings (losses) from unconsolidated entities	(61)	(64)
Income taxes	2	—
Loss before earnings (losses) from unconsolidated entities	(63)	(64)
Earnings (losses) from unconsolidated entities	2	(1)
Net loss	$(61)	$(65)

CONDENSED CONSOLIDATED BALANCE SHEETS (Dollar amounts in millions) (Unaudited)

	March 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$116	$110
Accounts receivable (net of allowance for doubtful accounts of $3)	310	293
Due from affiliates	4	6
Inventories	401	374
Prepaid expenses	9	14
Income tax receivable	3	3
Deferred income taxes	8	6
Other current assets	47	41
Total current assets	898	847
Property and equipment, net	976	1,016
Other long-term assets	113	108
Income tax receivable	1	1
Deferred income taxes	26	27
Intangible assets, net	468	493
Goodwill	391	412
Total assets	$2,873	$2,904
Liabilities and Deficit
Current liabilities:
Trade payables	$276	$254
Short-term borrowings	5	6
Accrued expenses and other liabilities	142	157
Accrued interest	97	83
Due to affiliates	3	3
Accrued income taxes	8	6
Deferred income taxes	19	19
Current installments of long-term debt	28	29
Total current liabilities	578	557
Long-term debt	3,142	3,081
Other liabilities	54	56
Pension liabilities	307	311
Deferred income taxes	46	47
Total liabilities	4,127	4,052
Commitments & contingencies
Deficit:
Common stock - $0.01 par value; 100 shares authorized, issued and outstanding at March 31, 2013 and December 31, 2012	—	—
Additional paid-in capital	606	606
Accumulated deficit	(1,995)	(1,934)
Accumulated other comprehensive income	135	180
Total deficit	(1,254)	(1,148)
Total liabilities and deficit	$2,873	$2,904

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollar amounts in millions) (Unaudited)

	Three-month period ended
	March 31, 2013	March 31, 2012
Cash flows from operating activities:
Net loss	$(61)	$(65)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	44	46
Amortization of debt discount and issuance costs	2	4
Deferred income taxes	1	(3)
(Earnings) losses from unconsolidated entities	(2)	1
Unrealized foreign currency losses (gains)	3	(3)
Other non-cash adjustments	1	1
Changes in operating assets and liabilities:
Accounts receivable	(22)	(12)
Inventories	(34)	(20)
Due to/from affiliates	1	(7)
Accrued income taxes	—	3
Prepaid expenses and other assets	(6)	6
Trade payables	36	15
Accrued expenses and other liabilities	—	(19)
Pension liabilities	3	5
Net cash used in operating activities	(34)	(48)
Cash flows from investing activities:
Capital expenditures	(20)	(29)
Purchases of intangible assets	(1)	(1)
Net cash used in investing activities	(21)	(30)
Cash flows from financing activities:
Debt issuance costs	(2)	—
(Decrease) increase in short-term borrowings	(1)	2
Proceeds from long-term debt	65	25
Payments of long-term debt	—	(29)
Net cash provided by (used in) financing activities	62	(2)
Increase (decrease) in cash and cash equivalents	7	(80)
Effect of exchange rate changes on cash	(1)	(1)
Cash and cash equivalents, beginning of period	110	199
Cash and cash equivalents, end of period	$116	$118
Supplemental information
Capital expenditures included in trade payables	$9	$17